Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-11271, 333-11273, 333-35809, 33-79072, 33-48392, 333-73876, 333-91086 and 333-101565) and (Form S-3 Nos. 333-51419, 333-00968, 333-43555, 333-27745 and 33-68362) of Whole Foods Market, Inc. of our report dated November 12, 2003, with respect to the consolidated balance sheets of Whole Foods Market, Inc. as of September 28, 2003 and September 29, 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the three fiscal years in the period ended September 28, 2003, all included in the Annual Report (Form 10-K) for the year ended September 28, 2003.

/s/ Ernst & Young LLP

Austin, Texas

December 17, 2003

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